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                                                               Exhibit No. 13(a)

                      MITCHELL HUTCHINS LIR MONEY SERIES --

                          LIR PREMIER MONEY MARKET FUND

                     LIR PREMIER TAX-FREE MONEY MARKET FUND

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

      WHEREAS, Mitchell Hutchins LIR Money Series ("Fund") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company, and has established distinct series of shares of beneficial interest, two of which correspond to distinct portfolios designated as LIR PREMIER MONEY MARKET FUND and LIR PREMIER TAX-FREE MONEY MARKET FUND; and

      WHEREAS, the Fund wishes to adopt a Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act with respect to the above-referenced Series and such other Series to which this Plan may hereafter be made applicable ("Series"); and

      WHEREAS, the Fund intends to enter into a Plan Agreement ("Plan Agreement") with Correspondent Services Corporation ("CSC") which has, in turn, entered into clearing agreements with certain correspondent firms (together with CSC, the "Securities Firms") under which the Securities Firms have agreed to perform certain services for their clients who are shareholders of a Series ("Shareholders");

      NOW, THEREFORE, the Fund hereby adopts this Plan with respect to the shares of each Series ("Shares") in accordance with Rule 12b-1 under the 1940 Act.

      1. A. Each Series is authorized to pay to CSC, as compensation for its distribution and other services on behalf of each Series' shares of beneficial interest ("Shares"), fees at the rate of 0.60%, on an annualized basis, of the average daily net assets of the Series' Shares. Such fees shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine. Such fees will be paid only in accordance with the Plan Agreement between the Series and CSC.

         B. Any Series may pay a fee to CSC at a lesser rate than the fees specified above, as agreed upon by the Fund's Board of Trustees ("Board") and CSC.

      2. As Plan agent for the Shares of each Series, CSC may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the Shares of the Series or the servicing and maintenance of Shareholder accounts, including, but not limited to, compensation to employees of CSC; compensation to and expenses of, including overhead and telephone and other communication expenses, CSC and Securities Firms who engage in or support the distribution of Shares or who service Shareholder accounts; expenses related to: providing telephone and other communications facilities, answering Shareholder





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inquiries about the Fund or any Series; assisting Shareholders in changing dividend options, account designations and addresses; performing sub-accounting or other services; establishing and maintaining Shareholder accounts and records; processing Shareholder transactions; transmitting Fund communications to Shareholders; providing prospectuses, statements of additional information, and reports to other than existing Shareholders; preparing, printing and distributing sales literature and advertising materials; investing Shareholder account cash balances automatically in Shares; providing periodic statements showing a Shareholder's account balance and integrating such statements with those of other transactions and balances in the Shareholder's other accounts serviced by the Securities Firm; arranging for bank wires; and providing such other information and services as the Shareholders reasonably may request, to the extent the Securities Firm is permitted by applicable statute, rule or regulation.

      3. The amounts payable under this Plan will be paid in accordance with the Plan Agreement between the Fund and CSC.

      4. If adopted with respect to Shares of a Series after any public offering of those shares, this Plan shall not take effect with respect to those shares unless it has first been approved by a majority of the voting securities of the Shares of that Series. This provision does not apply to adoption as an amended Plan of Distribution where the prior Plan of Distribution either was approved by a vote of a majority of the voting securities of the Shares of the applicable Series or such approval was not required under Rule 12b-1.

      5. This Plan shall not take effect with respect to the Shares of any Series unless it first has been approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those Board members of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Board Members"), cast in person at a meeting (or meetings) called for the purpose of voting on such approval; and until the Board members who approve the Plan's taking effect with respect to such Series' Shares have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

      6. After approval as set forth in Paragraph 4 (if applicable) and Paragraph 5, this Plan shall take effect and continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 5.

      7. CSC shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Shares of each Series by CSC under this Plan and the Plan Agreement and the purposes for which such expenditures were made. Such report shall include any amounts paid by CSC to other Securities Firms and the purposes for which such payments were made.

      8. This Plan may be terminated with respect to the Shares of any Series at any time by vote of the Board, by vote of a majority of the Independent Board Members, or by vote of a majority of the outstanding voting securities of the Shares of that Series.

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      9. This Plan may not be amended to increase materially the amount of fees provided for in Paragraph 1 hereof unless such amendment is approved by a majority of the outstanding voting securities of the Shares of the affected Series, and no material amendment to the Plan shall be made unless approved in the manner provided for initial approval in Paragraph 4 hereof.

      10. The amount of the fees payable by the Series to CSC under Paragraph 1A hereof is not related directly to expenses incurred by CSC on behalf of such Series, and Paragraph 2 hereof and the Plan Agreement do not obligate the Series to reimburse CSC for such expenses. The fees set forth in Paragraph 1A hereof will be paid by the Series to CSC until the Plan is terminated or not renewed. If the Plan is terminated or not renewed with respect to the Shares of any Series, any distribution expenses incurred by CSC on behalf of the Shares of the Series in excess of payments of the fees specified in Paragraph 1A hereof which CSC has received or accrued through the termination date are the sole responsibility and liability of CSC, and are not obligations of the Series.

      11. While this Plan is in effect, the selection and nomination of the Board members who are not interested persons of the Fund shall be committed to the discretion of the Board members who are not interested persons of the Fund.

      12. As used in this Plan, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meaning as those terms have in the 1940 Act.

      13. The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 7 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

      14. The Board members of the Fund and the shareholders of each Series shall not be liable for any obligations of the Fund or any Series under this Plan, and CSC or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Fund or such Series in settlement of such right or claim, and not to such Board members or shareholders.

      IN WITNESS WHEREOF, the Fund has executed this Plan of Distribution on the day and year set forth below in New York, New York.

      Date:  January 12, 2000

ATTEST:                            MITCHELL HUTCHINS LIR MONEY SERIES



/S/ Keith A. Weller                By:  /s/ Dianne E. O'Donnell
-------------------                     -----------------------
Vice President and Assistant            Secretary and Vice President
Secretary

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